ORGANIZATIONAL CHART



                                                             Jurisdiction of
                                                             Incorporation

RBC Insurance Holdings (USA) Inc.                             Delaware

         Owns 100% of Liberty Life Insurance Company          South Carolina
         Owns 100% of Liberty Insurance Services Corporation  South Carolina
         Owns 100% of Liberty Capital Advisors, Inc.          South Carolina
         Owns 100% of The Liberty Marketing Corporation       South Carolina
         Owns 100% of LC Insurance Limited                    Bermuda

Liberty Life Insurance Company                                South Carolina

         Owns 100% of Business Men's Assurance Co. of America Missouri